EXHIBIT 99.1 MobileMail (US) Inc. to acquire market-leading mobile marketing specialists.
MOBILEMAIL (US) INC.	(OTCBB: “MBMU”)

London, July 19th , 2007

MobileMail (US) Inc. (OTCBB: MBMU) is pleased to announce the signing of a binding Letter of Intent for the acquisition of 100% of Froggie S.L. and Norris Marketing Limited, established providers of an innovative portfolio of mobile messaging, mobile casino, and interactive marketing solutions.

Froggie, headquartered in Seville, Spain, owns a powerfully compelling suite of mobile and marketing applications with an extensive client base and strong revenue streams across Southern Europe and Latin America. Founded in 2001, the company is one of the most solid and well-positioned mobile marketing companies in Southern Europe with reach to the Latin America market. It provides value-added services with solutions for two emerging markets; mobile marketing and interactive marketing, combining SMS, WAP and IVR systems to create a one stop shop for technical solutions, content providers and mass media.

MobileMail has identified an opportunity to grow through the strategic consolidation of fast growing and exciting companies operating within the mobile content and service industry and is pursuing a number of profitable companies in the U.S., Europe and S.E. Asia that will significantly add to the management, product range and the bottom line of the company. It has assembled an outstanding management and consultancy team that have a proven track record in creating sustainable and profitable ventures within the mobile sector, both in Europe and the U.S.

MobileMail’s CEO, Peter Ahman, comments: “Froggie is an ideal addition to the MobileMail group, providing a full range of mobile marketing tools plus an excellent and highly innovative portfolio of mobile applications and enhanced distribution.” Mr Ahman continues “this acquisition exponentially grows our revenues and profitability while solidifying our mission to become an internationally renowned provider of mobile content, applications and services through a series of planned acquisitions of profitable mobile focused companies”

Tom Horsey, owner of Froggie, says: “I am delighted to be joining the MobileMail group at this early stage in their expansion into becoming the one stop shop for mobile content and services on a global scale. We, at Froggie, recognise the need to combat the increasingly fragmented mobile market space and are looking forward to incorporating our products and services into the growing MobileMail portfolio of leading edge mobile content and entertainment solutions. Mr Horsey concludes “I am extremely optimistic that we can utilise the excellent distribution channels in place to aggressively grow our revenues and increase our bottom line in 2007 and beyond.”

MobileMail Inc
Suite 5.18
MLS Bussiness Centre
130 Shaftesbury Avenue
London W1D SEU
Terms of the Proposed Acquisition
Under the terms of the Letter of Intent, the parties have agreed that MobileMail would acquire 100% of Froggie for a combination of cash and stock over a 24 month period. As part of the acquisition, it is likely that Tom Horsey will join the MobileMail board upon completion of the transaction. The completion of the transaction is subject to completion
T +44 (0) 20 7031 1193
F +44 (0) 20 7031 1199
E investor@mailsms.co.uk
W www.mailsms.co.uk

of due diligence; the execution of a formal share purchase agreement; the closing of sufficient funds to cover the cash component of acquisition; and all requisite approvals.

For more information on MobileMail, please visit http://www.mailsms.co.uk or contact: Gary Flint, Director of Business Development, at investor@mailsms.co.uk.

Suite 5.12, 130 Shaftesbury Avenue,
London, W1D 5EU, UK
Tel +44 (0) 207 031 1193

FORWARD-LOOKING STATEMENTS: Statements about MBMU's and Froggie’s future expectations, including the completion of the acquisition of Froggie by MBMU, future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Litigation Reform Act of 1995. MBMU's and Froggie’s actual results could differ materially from expected results. Neither MBMU or Froggie undertakes any obligation to update forward-looking statements to reflect subsequently occurring events or circumstances. Should events occur which materially affect any comments made within this objective; MBMU and Froggie will appropriately inform the public.

MobileMail Inc
Suite 5.18
MLS Bussiness Centre
130 Shaftesbury Avenue
London W1D SEU

T +44 (0) 20 7031 1193
F +44 (0) 20 7031 1199
E investor@mailsms.co.uk
W www.mailsms.co.uk